Exhibit 10.2

SECOND AMENDED AND RESTATED STOCK SALE RESTRICTION AGREEMENT

This Second Amended and Restated Stock Sale Restriction Agreement (this “Agreement”) is entered into as of February 27, 2008 (the “Effective Date”) by and between Luna Innovations Incorporated, a Delaware corporation (the “Company”) and Dale E. Messick (“Employee”). The Company and Employee are referred to herein as the “Parties” and each as a “Party.”

RECITALS

WHEREAS, the Parties entered into a certain letter agreement dated on or about February 1, 2006 (the “Stock Sale Restriction Agreement”) and the Parties entered into an Amended and Restated Stock Sale Restriction Agreement dated on or about January 23, 2007, whereby Employee agreed to certain restrictions on the sale and transfer of (i) any outstanding shares of the Company’s Common Stock, par value $0.001 per share (“Common Stock”) (excluding shares that were received upon exercise of options prior to December 31, 2005) and (ii) any shares of Common Stock to be received upon exercise of options to purchase Common Stock, whether vested or unvested, that Employee held and acquired from the Company prior to the Company’s initial public offering;

WHEREAS, as of the Effective Date, Employee beneficially held an aggregate of 235,627 shares of Common Stock, which consisted of 10,627 outstanding shares of Common Stock and 225,000 shares of Common Stock issuable upon exercise of outstanding options (collectively, the “Subject Securities”), excluding any shares that were received upon exercise of options or warrants prior to December 31, 2005;

WHEREAS, the Parties agree and acknowledge that it is in the interests of the Company and its stockholders to amend and restate the Amended and Restated Stock Sale Restriction Agreement to provide for additional restrictions on the number of Subject Securities which Employee can sell, with the expectation that such additional restrictions may help to prolong the Company’s eligibility for Small Business Innovation Research (“SBIR”) grants; and

WHEREAS, the Parties desire to amend and restate the Amended and Restated Stock Sale Restriction Agreement pursuant to the terms and conditions provided herein.

NOW, THEREFORE, in consideration of the premises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

AGREEMENT

1. Employee hereby irrevocably agrees that he or she will not, directly or indirectly, (i) sell, offer for sale, pledge or otherwise dispose of (except as otherwise provided herein) greater than zero percent (0%) of Employee’s Subject Securities in calendar year 2008, ten percent (10%) of Employee’s Subject Securities in calendar year 2009 and ten percent (10%) of Employee’s Subject Securities in calendar year 2010 (each such amount the “Annual Limit”) or (ii) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of greater than the Annual Limit in any given year of the Employee’s Subject Securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise. For purposes of this Agreement, gifts or transfers of Subject Securities to immediate family members or trusts for which Employee or his or her immediate family members are the sole primary beneficiaries shall be exempt from the restrictions of this Paragraph 1; provided, that the recipient of such Subject Securities shall become subject to the terms and conditions of this Agreement, shall assume Employee’s obligations hereunder and shall sign an agreement of joinder to that effect.

2. Notwithstanding anything in this Agreement to the contrary, if Employee does not sell or transfer the full Annual Limit of the undersigned’s Subject Securities in calendar year 2008, the unsold portion of the Annual Limit (the “Carryover Amount”) shall be carried over to calendar year 2009 and if Employee does not sell or transfer the full Annual Limit of the undersigned’s Subject Securities in calendar year 2009, the Carryover Amount shall be carried over to calendar year 2010, such that the Annual Limit for such calendar year shall be increased by the Carryover Amount.

3. This Agreement and the restrictions contained herein will terminate on the earliest to occur of the following: (i) the date on which the Company is no longer eligible for Small Business Innovation Research (SBIR) grants, as evidenced by an opinion of counsel mutually acceptable to the Company and Employee; (ii) the effective date of a termination of Employee’s employment with the Company, including by death, provided that the Company may elect, in its sole discretion, as to some or all of Employee’s vested stock options, to pay Employee in cash an amount equal to the average closing price of the Company’s common stock for the five (5) trading days immediately preceding the date of termination of Employee’s employment, less the strike price for such options, in exchange for the forfeiture of such options; (iii) a date determined by the Company in its sole discretion at any time upon written notice to the Employee; (iv) December 31, 2010.

4. Employee acknowledges that by signing this Agreement he or she may suffer adverse consequences, including without limitation, an inability to sell Subject Securities during a time in which the Company’s Common Stock is trading at a historically high price and (notwithstanding paragraph 2 above) an inability to sell Subject Securities to cover a tax liability that the undersigned may incur as a result of an exercise of vested options. The Company encourages Employee to speak with his or her personal financial, legal and/or tax advisors before signing this Agreement and also prior to any sale of shares of Common Stock or the exercise of stock options for Subject Securities.

5. This Agreement constitutes the entire understanding of the Parties with regard to the subject matter stated herein and revokes and supersedes all prior agreements between the Parties, including the Stock Sale Restriction Agreement, as previously amended.

6. This Agreement may be modified or amended only in writing signed by the Company and Employee; provided, however, that the Company may, in its sole discretion, amend or waive the provisions of Paragraph 1 above to increase the Annual Limit from time to time. No waiver of any provision of this Agreement shall be deemed a waiver of other provisions of this Agreement.

7. Employee’s obligations hereunder shall be binding upon Employee’s heirs, personal representatives, successors and assigns.

8. This Agreement shall be governed in accordance with the laws of the Commonwealth of Virginia, without application of conflicts of laws provisions.

9. This Second Amended and Restated Agreement may be executed in one or more counterparts, each of which shall constitute an original, but taken together shall constitute one and the same document. A facsimile signature shall have the same force and effect as an original signature.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have each caused a duly authorized officer to execute this Agreement with the intent to be legally bound as of the Effective Date.

COMPANY		EMPLOYEE

By:	/s/ Kent A. Murphy	By:	/s/ Dale E. Messick
Name:	Kent A. Murphy	Name:	Dale E. Messick
Title:	President and CEO	Title:	Chief Financial Officer
Date:	February 27, 2008	Date:	February 27, 2008

[Signature Page to Amended and Restated Stock Sale Restriction Agreement]